Exhibit 99.1

Letter to
Shareholders

Q3 2022 | November 1, 2022

Third Quarter 2022 Financial Highlights

•	Total Revenue grew 1% over the prior year quarter to $810 million, 10% growth on a foreign exchange neutral basis (“FXN”).	•	Tinder Direct Revenue grew 6% (+16% FXN) over the prior year quarter driven by 7% Payers growth to 11.1 million partially offset by RPP declines of 1%.

•	Operating income was $211 million, a decrease of 5% over the prior year quarter, representing an operating margin of 26%.
•
All Other Brands collectively had a Direct Revenue decline of 5% year-over-year driven by an 8% Payers decline, partially offset by 3% RPP growth. Within All Other Brands, Hinge Direct Revenue grew nearly 40% year-over-year.

•	Adjusted Operating Income was $284 million, flat over the prior year quarter, representing an Adjusted Operating Income Margin of 35%.

•
Year-to-date 2022 Operating Cash Flow and Free Cash Flow were $300 million and $262 million, respectively, impacted by the $441 million payment related to the previously disclosed Tinder litigation settlement in the second quarter of 2022.

•	Payers increased 2% to 16.5 million, up from 16.3 million in the prior year quarter.

•	RPP was flat to the prior year quarter at $16.02, up 9% FXN.

Revenues ($M)

$802
$810
$174
$167
(5%)
$218
$215
(1%)
$394
$414
+5%
$16
$14
(11%)
Q3'21
Q3'22
Direct APAC & Other
Direct Europe
Direct Americas
Indirect

Operating Income ($M)

$221
$211
Q3'21
Q3'22
Margin %
28%
26%

Adjusted Operating Income ($M)

$285
$284
Q3'21
Q3'22
Margin %
36%
35%

Payers (000s)

8,309
8,233
4,710
4,648
3,284
3,667
16,303
16,548
Americas
Europe
APAC & Other
Total
Q3'21
Q3'22

RPP

$15.79
$16.75
$15.41
$15.40
$17.71
$15.14
$16.06
$16.02
Americas
Europe
APAC & Other
Total
Q3'21
Q3'22

See reconciliations of GAAP to non-GAAP measures starting on page 23.

2

Dear Shareholders,
This marks our second shareholder letter together and we’ve taken a lot of action in a short period of time. We put in place a team at Tinder that has started to shape a clear strategy to carry the brand into the future and drive strong growth. Product execution is already improving, the team is galvanized and excited about the opportunities ahead, and a handful of new features have begun testing, with more to come in Q4 and 2023. There is still a lot of work to be done, but early results are showing promise.
We’re pleased with our Q3 performance where we delivered double-digit growth (excluding foreign exchange impacts). Hinge continues to achieve all-time highs in users and grow its market share globally, the Azar app at Hyperconnect has returned to solid growth, and we continue to supplement our management teams to better position us for the long term.
In addition to reigniting Tinder growth, in 2023 we plan to focus on targeted, high-returning investments, especially in Hinge and The League, as well as some newly incubated apps where we see further opportunity to better serve select demographics and markets. Because we expect a challenging operating environment for the foreseeable future, we plan to accelerate our efforts to control costs, especially in headcount-related expenses and marketing spend, in other areas of the business. As we look ahead, we feel confident that our long history and track record of success, combined with our team’s experience and financial discipline, will drive strong financial performance for our investors.

Bernard Kim	Gary Swidler
Chief Executive Officer	Chief Operating Officer & Chief Financial Officer

3

Business Trends
Q3 2022 Performance
In the third quarter, Total Revenue was $810 million, up 1% year-over-year, driven by a 2% increase in Payers and flat RPP. On a foreign exchange (“FX”) neutral basis (“FXN”), Total Revenue was $883 million, up 10% year-over-year driven by a 9% increase in RPP. Europe Direct Revenue decreased 1% year-over-year but was up 15% FXN. APAC and Other Direct Revenue decreased 5% year-over-year, but was up 16% FXN.
Tinder® grew Direct Revenue 6% year-over-year, driven by Payers growth of 7% while RPP fell by 1%. On an FXN basis, Direct Revenue grew 16% and RPP was up 8% Y/Y. Recall that Q3’21 was an exceptionally strong quarter for Tinder, with all-time record sequential Payer additions.
All Other Brands’ Direct Revenue decreased 5% Y/Y due to an 8% decline in Payers partially offset by 3% RPP growth. Hinge® and our Swipe® Apps, including BLK® and Chispa™, grew Direct Revenue in aggregate 36% Y/Y with Payers growing 18%. Established Brands, including Match®, Meetic®, OkCupid® and Plenty of Fish®, saw both Direct Revenue and Payers decline 15% Y/Y. Our APAC-based businesses, Pairs™ and Hyperconnect®, saw Direct Revenue decline 15% Y/Y, though up modestly FXN in aggregate.
Our Q3 Adjusted Operating Income was $284 million, flat Y/Y, representing 35% margins. In addition to exceeding our expectations on revenue, we underspent on marketing by $16 million versus our expectations.
While our subscription revenues overall remain relatively resilient, we have seen some impact from deteriorating macroeconomic conditions on brands like Plenty of Fish, which serves consumers with less discretionary income, and on à la carte (“ALC”) spending, which tends to be more discretionary than subscriptions. Though subscriptions remain steady, Tinder is feeling the impact of ALC softness more than our other brands given its younger user base, which tends to have less discretionary income. We are quickly revamping our merchandising strategies, which have historically focused on sales of large bundles with high price points, to help offset some of the impact at Tinder.

TINDER
In their first three months, the new Tinder leadership team has been working hard to set priorities and galvanize the broader team. There is a palpable improvement in culture, prioritization, and product execution. Importantly, there has been no notable attrition among the broader team since the management changes occurred. The employee base is engaged and excited about the roadmap for 2023.
Moving forward, we expect an intense focus on enhancing the user experience and driving new user adoption at Tinder. The current product plan focuses on four key areas: women’s experience, including through more curation to ensure high-quality matches; Gen Z targeted product initiatives; virtual goods and coins to better monetize power users; and targeted monetization efforts including an expanded advertising effort. Tinder also plans to continue its consistent cadence of optimizations. Tinder’s marketing team is working closely with the product team to develop brand campaigns that will highlight innovative new features that resonate with key audiences. We expect to be able to share more specifics on product and marketing plans on our Q4 call, following completion of our annual planning process.

4

The Tinder CEO search is continuing. We have met with a diverse slate of candidates and we’re optimistic that we can identify an experienced leader with a number of key qualifications including consumer digital expertise and an ability to work well with the current Tinder team. In the meantime, the business’s plans are moving forward with the experienced team we have in place. We’re confident that execution and performance will continue to improve.
Large Market Opportunity Remains
Even as Tinder’s user base continues to grow every quarter, it still has ample opportunity for growth ahead, especially in less penetrated countries outside of the Americas and Europe. APAC and Other represented 18% of Tinder's Direct Revenues in Q3’22, and grew 8% Y/Y (27% Y/Y FXN), despite the continued challenges in Japan. We expect this strong growth to continue. Although growth has slowed in some of Tinder's more developed markets in Americas and Europe, our objective is to create innovative features and compelling marketing campaigns that give daters more reasons to use Tinder. We’re confident these initiatives will accelerate growth in all of Tinder’s markets, including the more established ones.
Tinder remains the first-choice brand for both Gen Z and Millennial daters in both established markets as well as newer growth markets. While every year millions of daters begin their journey with Tinder, there is still plenty of opportunity for Tinder to expand its reach in its target demographics. If we look at the U.S., for example, we see that only 16% of unmarried 18-24 year olds have used the app in the last month. That represents an enormous opportunity to attract and engage younger users and continue to grow the user base.
In the 10 largest markets in the U.S., on average ~15% of eligible singles 18-24 years old use Tinder on a monthly basis. We’re confident that Tinder can drive usage rates higher by continuing to introduce new and innovative features, specifically designed to attract those users who have yet to experience Tinder.
In addition to continuing to grow its user base, we’re confident Tinder can increase payer penetration levels, which are currently below our other subscription businesses, and increase RPP, especially by targeting power users, to drive overall revenue growth. The new team is laser-focused on all three growth avenues. We believe continued rapid growth in newer markets combined with improved growth in established markets is a recipe for Tinder overall to sustain mid-teens top-line growth.

5

Tinder 18-24 Usage Levels in Top U.S. Cities[1]

Tinder MAU as a percentage of unmarried population

18-24 Avg: 16%
20%
15%
10%
5%
–
San Diego
Phoenix
USA
San Antonio
Chicago
NYC
San Jose
Philadelphia
Houston
Dallas
LA

1
New Leadership Improving Product Execution
Tinder has seen an improvement in product cadence under the direction of its new Chief Product Officer, who has helped the product team execute on the clear vision the leadership team has set forth. In September, Tinder began testing new optimizations and initiatives, including new offerings in the Boost product line, and a weekly subscription package. The improved product velocity and focus is a notable improvement compared to the first half of 2022.
Tinder also recently began testing a “Relationship Intent” feature, which helps users find what they’re looking for more easily. Consumer research we gathered from across our portfolio shows that relationship intent is a major component of what people want to match on and leads to better outcomes. This is another step in creating a more curated experience for users.
1 Source: Match Group Surveys and Research. City is defined as the largest county in a given metropolitan area (e.g. Houston corresponds to Harris County) except for NYC which includes all five boroughs.

6

HINGE
International Expansion Gaining Strength
We’re seeing continued success with Hinge, especially as we expand the product into new markets throughout Europe. Germany is off to a strong start, with the app rising from the #20 most downloaded dating app at the beginning of 2022 to #4 in September. Following the success in Germany and the surrounding DACH region, Hinge rolled out a translated and localized product and began marketing campaigns in Sweden in early Q4. Hinge plans to roll out localized products in France, Italy and Spain in Q4, with marketing campaigns to follow in early ‘23. With the strong initial traction seen in newly activated markets and the halo effects we’ve seen across other European countries, we’re as confident as ever in Hinge’s long-term international growth potential and are continuing with our accelerated expansion efforts.
2
Product Innovation and Monetization Success
Hinge continues to innovate on the product experience. The app has successfully launched Prompt Polls and Video Prompts to give users new ways to showcase more of their personalities on their profiles. These offerings expand on the viral success of Voice Prompts late last year and provide users with even more ways to break the ice and land a first date. We’re encouraged by the early adoption rates of these new features, especially Prompt Polls which has led to a significant increase in match rate.
As Hinge progresses in its monetization journey, it plans to introduce a new premium subscription tier that will unlock priority access for their most intentioned users who have a higher propensity to pay. This premium tier will include a set of features valued by users and will be priced higher. We expect the new tier to drive RPP even higher than the impressive levels Hinge has achieved since launching its first
2 Source: SensorTower. Rank is among all dating apps, as defined by Match Group.

7

ALC features two years ago. We expect this new tier to begin testing in the coming weeks with a global rollout in Q1’23.
Building Traction, Especially with Young Users
Hinge has launched a new marketing campaign in the U.S. centered around its popular “Hingie” character that continues to resonate with users and resulted in record monthly global downloads in September. We’re especially encouraged by the momentum Hinge has with Gen Z users, which is its fastest-growing user segment. While Hinge has benefited from strong word-of-mouth growth in urban areas, it remains underrepresented in less populous regions throughout the U.S. with only 55% aided awareness, positioning it for continued growth as awareness improves.

8

JAPAN
Underlying Market Fundamentals Solid, COVID Hangover Lingers
In Japan, the fundamental drivers of a strong market for dating services remain intact. According to data from Japan’s Ministry of Health, Labour and Welfare, in 2021 marriages reached the lowest levels since the end of WWII. Finding a partner remains very challenging, especially for young people. And while Japan is the third largest economy in the world, online dating adoption remains low relative to other developed markets, though it has been gradually increasing.
3
The pandemic, and specifically the five states of emergency, severely affected the country’s socialization and dating patterns. As a result, total market growth has slowed dramatically after years of steady growth, impacting both Pairs and Tinder, which remain the #1 and #2 highest-grossing apps in the market, respectively. Prior to the pandemic, our Japanese business was growing revenues at 25%+ annually, while in 2022 Y/Y revenue growth is expected to be less than 10% FXN.
While growth has declined, we see several encouraging indicators. Our research shows that Japanese users under 30 years of age have much higher usage rates than older users, using ~4 dating apps at a time (compared to ~3 apps for the overall market), which stands to benefit both of our brands. Pairs remains the first-choice brand among millennials and has further strengthened its overall market position in recent years with robust RPP and improving user share. Tinder has emerged as a leading player with Gen Z and continues to have success localizing its product, which has led to notable monetization improvements. We’re confident that we will capitalize on the leading position of our brands and the local expertise of our teams on the ground as the Japanese market returns to growth.
3 Match 2022 surveys and research. Percent of respondents that have ever used a dating app or site (single, and not in a relationship).

9

HYPERCONNECT
Progress at Azar. 2023 Focus on Margins, Hakuna, and Further Match Group Integration
At Hyperconnect, we’ve been encouraged by recent progress at Azar, which has shown improving Y/Y revenue growth since May. Azar® is the largest of Hyperconnect’s apps, representing approximately two-thirds of its revenue. The recovery has been driven by optimizing the product, leveraging best practices from Match Group brands, such as operational efficiencies in marketing, and introducing live streaming to the app. Revenue growth, which was negative earlier in the year, has accelerated throughout 2022, reaching 10% Y/Y in South Korean Won in September (up high-teens FXN).
We have recently added key new members to Hyperconnect’s leadership team to help accelerate Azar’s recovery and return the Hakuna® app to growth. Our 2023 goal at Hyperconnect is to achieve FXN revenue growth and profitability.

10

Financial Outlook
Q4 2022
For Q4, we expect Total Revenue of $780 million to $790 million. For Tinder, we expect Direct Revenue to be relatively flat Y/Y given ALC softness and still-building product momentum. FX is expected to be nearly a nine-point drag on both Total Revenue and Tinder Direct Revenue growth. We expect the Emerging Brands to continue to grow very strongly year-over-year led by Hinge, BLK and Chispa to help offset continued but moderating declines at our Established Brands.
We expect $14 million more in FX impact in Q4 than we did at the time of our last earnings call.
We expect Q4 Adjusted Operating Income to be in the range of $270 million to $275 million, representing margin of 35% at the midpoints. We expect marketing spend to be up modestly Y/Y, due to a number of key marketing initiatives at Hinge and Tinder and a new brand campaign at Match. We expect sharper cost discipline to begin to take hold in Q4.

	Total Revenue	Adjusted Operating Income
Q4 2022	$780 to $790 million	$270 to $275 million
FY 2023
In the current economic environment, visibility into 2023 performance is challenging. That said, we’re focused on delivering 5% to 10% revenue growth for the full year. We expect Y/Y revenue growth to accelerate gradually as the year progresses and a three-point full year FX headwind.
We expect to provide an updated 2023 outlook on our Q4 call, but below we provide a preliminary outlook at a brand level based on our current expectations of economic conditions in 2023.
We expect Tinder Direct Revenue to follow a similar growth pattern as the overall company with a full year growth rate of 5% to 10% and accelerating Y/Y growth on a quarterly basis as product execution gradually improves under the new team’s leadership. Tinder’s AOI margin is expected to remain best in class, though we do anticipate increased marketing spend in 2023 to support the new product initiatives.
We expect Hinge’s ongoing international expansion to lead to continued strong user growth in a number of global markets. We expect global user growth and the new premium tier subscription will enable Hinge to deliver at least an incremental ~$100 million in Direct Revenue in 2023. We expect AOI margins to continue to approach overall Match Group levels, despite continued investment in marketing and headcount at our best performing brand.
We expect continued strong Direct Revenue growth at Chispa and BLK with improving AOI margins. Given significant FX headwinds, we expect modest contributions to revenue growth from our APAC-based business with improving profitability.

11

We expect the Established Brands – including Match, Meetic, POF, and OkCupid – to show modest aggregate revenue declines, but continued strong cash flow generation. We expect strong marketing ROI discipline at these brands to continue.
We expect to make further investments in The League®, which we recently acquired and where we see significant growth potential. We also plan to invest in incubating new apps to serve demographics that are underserved by our current portfolio of brands. This builds on our successful strategy of incubating new apps to serve targeted demographics, as we have done with BLK and Chispa, which are now contributing meaningful revenue and profitability.
While we will continue to invest in our high-growth businesses and those with significant growth potential, we plan to make targeted expense reductions in other areas of the business to achieve at least flat margins Y/Y company-wide for full year 2023. This assumes no change to current app store policies. We note that there continue to be significant regulatory and legal actions against app store operators in multiple jurisdictions globally, including expected implementation of the Digital Markets Act in the EU in 2023.

12

Conference Call
Match Group will audiocast a conference call to answer questions regarding its third quarter financial results on Wednesday, November 2, 2022 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

13

Financial Results
Revenue

	Three Months Ended September 30,
	2022	2021	Change

	(In thousands, except RPP)
Direct Revenue:
Americas	$413,805	$393,613	5%
Europe	214,771	217,680	(1)%
APAC and Other	166,568	174,432	(5)%
Total Direct Revenue	795,144	785,725	1%
Indirect Revenue	14,402	16,110	(11)%
Total Revenue	$809,546	$801,835	1%

Payers
Americas	8,233	8,309	(1)%
Europe	4,648	4,710	(1)%
APAC and Other	3,667	3,284	12%
Total Payers	16,548	16,303	2%

Revenue Per Payer (“RPP”)
Americas	$16.75	$15.79	6%
Europe	$15.40	$15.41	—%
APAC and Other	$15.14	$17.71	(14)%
Total RPP	$16.02	$16.06	—%
Increases in Americas Payers at Tinder and Hinge were more than offset by declines primarily at Plenty of Fish and Match, resulting in a 1% decline in total Americas Payers. Americas RPP growth was driven by both higher average prices paid for subscriptions and increased average à la carte purchases per Payer at Tinder and Hinge. The decline in Europe Payers was driven by Meetic, partially offset by increases at Hinge and Tinder. The increase in APAC and Other Payers was primarily driven by Tinder. Europe and APAC and Other RPPs were unfavorably impacted by the strength of the U.S. Dollar relative to the Euro and British Pound and the Japanese Yen and Turkish Lira, respectively.

14

Operating Income and Adjusted Operating Income

	Three Months Ended September 30,
	2022	2021	Change

	(In thousands)
Operating Income	$210,635	$220,590	(5)%
Operating Income Margin	26%	28%	(1.5) points
Adjusted Operating Income	$284,182	$285,329	—%
Adjusted Operating Income Margin	35%	36%	(0.5) points

Operating Costs and Expenses

	Q3 2022	% of Revenue	Q3 2021	% of Revenue	Change

	(In thousands)
Cost of revenue	$246,962	31%	$232,211	29%	6%
Selling and marketing expense	129,615	16%	153,388	19%	(15)%
General and administrative expense	114,169	14%	103,502	13%	10%
Product development expense	87,880	11%	66,974	8%	31%
Depreciation	10,679	1%	10,104	1%	6%
Amortization of intangibles	9,606	1%	15,066	2%	(36)%
Total operating costs and expenses	$598,911	74%	$581,245	72%	3%
Total operating costs and expenses increased 3% year-over-year. Cost of revenue increased 6% year-over-year primarily due to an increase in in-app purchase fees, which included an $8 million escrow amount related to our litigation regarding the Google Play store, and an increase in hosting fees. Total selling and marketing expense decreased $24 million year-over-year as we reduced marketing spend in the current environment and pushed some marketing campaigns into the fourth quarter 2022. General and administrative expense increased 10% year-over-year primarily due to increases in employee compensation and travel expenses, partially offset by a decrease in professional fees. Product development expense increased 31% year-over-year primarily due to increased engineering headcount at Tinder and Hinge.

15

Liquidity and Capital Resources
For the nine months ended September 30, 2022, we generated operating cash flow of $300 million and Free Cash Flow of $262 million, both of which were impacted by the final settlement payment of $441 million related to Rad, et al. v. IAC/InterActiveCorp, et al. and related arbitrations during the second quarter of 2022.
During the quarter ended September 30, 2022, we repurchased 4.3 million shares of our common stock for $267 million on a trade date basis at an average price of $62.69. As of November 1, 2022, 5.3 million shares remain available for repurchase under our previously announced share repurchase program.
As of September 30, 2022, we had $398 million in cash and cash equivalents and short-term investments and $3.9 billion of long-term debt, $3.5 billion of which is fixed rate debt, including $1.2 billion of Exchangeable Senior Notes. Our $750 million revolving credit facility was undrawn as of September 30, 2022. Match Group’s trailing twelve-month leverage4 as of September 30, 2022 is 3.5x on a gross basis and 3.1x on a net basis.
Income Taxes
We recorded an income tax provision of $48 million and $19 million in each of the third quarters of 2022 and 2021, respectively. The increase in the tax provision in the 2022 third quarter is primarily due to a decrease in the benefits from exercises and vestings of equity awards.
4 Leverage is calculated utilizing the non-GAAP measure Adjusted Operating Income as the denominator. For a reconciliation of the non-GAAP measure for the period presented, see page 23.

16

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(In thousands, except per share data)
Revenue	$809,546	$801,835	$2,402,690	$2,177,207
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	246,962	232,211	724,038	604,765
Selling and marketing expense	129,615	153,388	407,182	427,294
General and administrative expense	114,169	103,502	325,512	304,560
Product development expense	87,880	66,974	253,084	174,683
Depreciation	10,679	10,104	32,664	30,622
Impairment and amortization of intangibles	9,606	15,066	251,838	15,521
Total operating costs and expenses	598,911	581,245	1,994,318	1,557,445
Operating income	210,635	220,590	408,372	619,762
Interest expense	(36,814)	(31,850)	(107,333)	(95,907)
Other income (expense), net	2,326	(39,212)	8,435	(40,886)
Earnings from continuing operations, before tax	176,147	149,528	309,474	482,969
Income tax provision	(47,881)	(18,627)	(32,966)	(38,200)
Net earnings from continuing operations	128,266	130,901	276,508	444,769
Earnings from discontinued operations, net of tax	—	—	—	509
Net earnings	128,266	130,901	276,508	445,278
Net loss attributable to noncontrolling interests	430	309	863	1,077
Net earnings attributable to Match Group, Inc. shareholders	$128,696	$131,210	$277,371	$446,355

Net earnings per share from continuing operations:
Basic	$0.46	$0.47	$0.98	$1.64
Diluted	$0.44	$0.43	$0.94	$1.46
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.46	$0.47	$0.98	$1.64
Diluted	$0.44	$0.43	$0.94	$1.46

Basic shares outstanding	281,314	276,955	283,621	272,316
Diluted shares outstanding	299,994	316,951	297,023	312,917

Stock-based compensation expense by function:
Cost of revenue	$1,440	$1,960	$4,547	$3,961
Selling and marketing expense	2,011	1,760	5,830	6,112
General and administrative expense	26,154	19,709	80,085	65,769
Product development expense	23,657	16,140	59,862	36,239
Total stock-based compensation expense	$53,262	$39,569	$150,324	$112,081

17

Consolidated Balance Sheet

	September 30, 2022	December 31, 2021

	(In thousands)
ASSETS
Cash and cash equivalents	$390,641	$815,384
Short-term investments	7,678	11,818
Accounts receivable, net	174,446	188,482
Other current assets	132,782	202,568
Total current assets	705,547	1,218,252

Property and equipment, net	172,192	163,256
Goodwill	2,190,088	2,411,996
Intangible assets, net	439,068	771,697
Deferred income taxes	268,875	334,937
Other non-current assets	138,779	163,150
TOTAL ASSETS	$3,914,549	$5,063,288

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current maturities of long-term debt, net	$44,273	$99,927
Accounts payable	14,774	37,871
Deferred revenue	256,180	262,131
Accrued expenses and other current liabilities	286,509	768,366
Total current liabilities	601,736	1,168,295

Long-term debt, net of current maturities	3,834,125	3,829,421
Income taxes payable	13,383	13,842
Deferred income taxes	55,602	130,261
Other long-term liabilities	108,171	116,051

Redeemable noncontrolling interest	—	1,260

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	286	283
Additional paid-in capital	8,216,165	8,164,216
Retained deficit	(7,867,143)	(8,144,514)
Accumulated other comprehensive loss	(566,601)	(223,754)
Treasury stock	(482,049)	—
Total Match Group, Inc. shareholders’ equity	(699,342)	(203,769)
Noncontrolling interests	874	7,927
Total shareholders’ equity	(698,468)	(195,842)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,914,549	$5,063,288

18

Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
	2022	2021

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings	$276,508	$445,278
Add back: earnings from discontinued operations, net of tax	—	(509)
Net earnings from continuing operations	$276,508	$444,769
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	150,324	112,081
Depreciation	32,664	30,622
Impairment and amortization of intangibles	251,838	15,521
Deferred income taxes	6,517	(21,749)
Other adjustments, net	1,362	49,761
Changes in assets and liabilities
Accounts receivable	6,985	(26,618)
Other assets	53,757	17,729
Accounts payable and other liabilities	(467,343)	(4,059)
Income taxes payable and receivable	(11,721)	18,443
Deferred revenue	(440)	30,425
Net cash provided by operating activities attributable to continuing operations	300,451	666,925
Cash flows from investing activities attributable to continuing operations:
Cash used in business combinations, net of cash acquired	(25,681)	(863,258)
Capital expenditures	(38,373)	(52,811)
Other, net	2,615	26
Net cash used in investing activities attributable to continuing operations	(61,439)	(916,043)
Cash flows from financing activities attributable to continuing operations:
Payments to settle exchangeable notes	(117,755)	—
Proceeds from the settlement of exchangeable note hedges	61,459	—
Payments to settle warrants related to exchangeable notes	(7,482)	—
Debt issuance costs	—	(851)
Proceeds from issuance of common stock pursuant to stock-based awards	16,788	45,587
Withholding taxes paid on behalf of employees on net settled stock-based awards	(106,688)	(15,726)
Purchase of treasury stock	(482,049)	—
Purchase of noncontrolling interests	(10,554)	(1,473)
Other, net	10	150
Net cash (used in) provided by financing activities attributable to continuing operations	(646,271)	27,687
Total cash used in continuing operations	(407,259)	(221,431)
Net cash used in operating activities attributable to discontinued operations	—	—
Net cash used in investing activities attributable to discontinued operations	—	—
Net cash used in financing activities attributable to discontinued operations	—	—
Total cash used in discontinued operations	—	—
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(17,501)	(6,429)
Net decrease in cash, cash equivalents, and restricted cash	(424,760)	(227,860)
Cash, cash equivalents, and restricted cash at beginning of period	815,512	739,302
Cash, cash equivalents, and restricted cash at end of period	$390,752	$511,442

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Earnings Per Share
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended September 30,
	2022		2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$128,266	$128,266	$130,901	$130,901
Net loss attributable to noncontrolling interests	430	430	309	309
Impact from subsidiaries’ dilutive securities of continuing operations	—	(42)	—	(51)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,206	—	4,075
Net earnings attributable to Match Group, Inc. shareholders	$128,696	$131,860	$131,210	$135,234

Denominator
Weighted average basic shares outstanding	281,314	281,314	276,955	276,955
Dilutive securities	—	4,276	—	14,834
Dilutive shares from Exchangeable Senior Notes, if-converted	—	14,404	—	25,162
Denominator for earnings per share—weighted average shares	281,314	299,994	276,955	316,951

Earnings per share:
Earnings per share attributable to Match Group, Inc. shareholders	$0.46	$0.44	$0.47	$0.43

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	Nine Months Ended September 30,
	2022		2021
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$276,508	$276,508	$444,769	$444,769
Net loss attributable to noncontrolling interests	863	863	1,077	1,077
Impact from subsidiaries’ dilutive securities of continuing operations	—	(196)	—	(907)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	3,201	—	12,225
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$277,371	$280,376	$445,846	$457,164

Earnings from discontinued operations, net of tax	$—	$—	$509	$509
Net earnings from discontinued operations attributable to shareholders	—	—	509	509
Net earnings attributable to Match Group, Inc. shareholders	$277,371	$280,376	$446,355	$457,673

Denominator
Weighted average basic shares outstanding	283,621	283,621	272,316	272,316
Dilutive securities	—	5,417	—	15,439
Dilutive shares from Exchangeable Senior Notes, if-converted	—	7,985	—	25,162
Denominator for earnings per share—weighted average shares	283,621	297,023	272,316	312,917

Earnings per share:
Earnings per share from continuing operations	$0.98	$0.94	$1.64	$1.46
Earnings per share from discontinued operations, net of tax	$—	$—	$0.00	$0.00
Earnings per share attributable to Match Group, Inc. shareholders	$0.98	$0.94	$1.64	$1.46

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Trended Metrics

	2020				2021				2022			Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	2020	2021

Revenue (in millions, rounding differences may occur)
Direct Revenue
Americas	$281.2	$298.7	$336.8	$331.2	$344.3	$374.4	$393.6	$399.8	$400.0	$408.7	$413.8	$1,248.0	$1,512.1
Europe	156.5	154.1	181.6	188.0	189.1	196.5	217.7	218.5	215.3	208.5	214.8	680.1	821.8
APAC and Other	97.1	94.0	109.8	115.7	121.9	123.4	174.4	169.3	168.5	163.0	166.6	416.6	589.0
Total Direct Revenue	534.8	546.7	628.3	634.9	655.2	694.3	785.7	787.6	783.8	780.2	795.1	2,344.7	2,922.9
Indirect Revenue	9.8	8.7	11.5	16.5	12.4	13.4	16.1	18.4	14.8	14.4	14.4	46.5	60.4
Total Revenue	$544.6	$555.5	$639.8	$651.4	$667.6	$707.8	$801.8	$806.1	$798.6	$794.5	$809.5	$2,391.3	$2,983.3

Payers (in thousands)
Americas	6,691	6,836	7,455	7,469	7,595	7,901	8,309	8,230	8,159	8,225	8,233	7,113	8,009
Europe	3,899	3,830	4,154	4,229	4,255	4,332	4,710	4,660	4,732	4,564	4,648	4,028	4,489
APAC and Other	2,417	2,339	2,417	2,463	2,567	2,736	3,284	3,359	3,443	3,606	3,667	2,409	2,987
Total Payers	13,007	13,005	14,026	14,161	14,417	14,969	16,303	16,249	16,334	16,395	16,548	13,550	15,485

RPP
Americas	$14.01	$14.56	$15.06	$14.78	$15.11	$15.79	$15.79	$16.19	$16.34	$16.56	$16.75	$14.62	$15.73
Europe	$13.38	$13.41	$14.57	$14.81	$14.81	$15.12	$15.41	$15.63	$15.17	$15.23	$15.40	$14.07	$15.25
APAC and Other	$13.39	$13.40	$15.15	$15.66	$15.83	$15.03	$17.71	$16.80	$16.32	$15.06	$15.14	$14.41	$16.43
Total RPP	$13.71	$14.01	$14.93	$14.95	$15.15	$15.46	$16.06	$16.16	$16.00	$15.86	$16.02	$14.42	$15.73
Note: Our ability to eliminate duplicate Payers at a brand level for periods prior to Q2 2020 is impacted by data privacy requirements which require that we anonymize data after 12 months, therefore Payer data for those periods is likely overstated. Additionally, as Payers is a component of the RPP calculation, RPP is likely commensurately understated for these same periods due to these data privacy limitations.

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(Dollars in thousands)
Net earnings attributable to Match Group, Inc. shareholders	$128,696	$131,210	$277,371	$446,355
Add back:
Net loss attributable to noncontrolling interests	(430)	(309)	(863)	(1,077)
Earnings from discontinued operations, net of tax	—	—	—	(509)
Income tax provision	47,881	18,627	32,966	38,200
Other (income) expense, net	(2,326)	39,212	(8,435)	40,886
Interest expense	36,814	31,850	107,333	95,907
Operating income	210,635	220,590	408,372	619,762
Stock-based compensation expense	53,262	39,569	150,324	112,081
Depreciation	10,679	10,104	32,664	30,622
Impairment and amortization of intangibles	9,606	15,066	251,838	15,521
Adjusted Operating Income	$284,182	$285,329	$843,198	$777,986

Revenue	$809,546	$801,835	$2,402,690	$2,177,207
Operating income margin	26%	28%	17%	28%
Adjusted Operating Income margin	35%	36%	35%	36%

Reconciliation of Net Earnings to Adjusted Operating Income used in Leverage Ratios

Twelve months ended
9/30/2022

(In thousands)
Net earnings attributable to Match Group, Inc. shareholders	$108,739
Add back:
Net loss attributable to noncontrolling interests	(955)
Income tax benefit	(25,131)
Other expense, net	415,717
Interest expense	141,919
Operating Income	640,289
Stock-based compensation expense	185,059
Depreciation	43,444
Impairment and amortization of intangibles	264,876
Adjusted Operating Income	$1,133,668

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Reconciliation of Operating Cash Flow from Continuing Operations to Free Cash Flow

	Nine Months Ended September 30,
	2022	2021

	(In thousands)
Net cash provided by operating activities from continuing operations	$300,451	$666,925
Capital expenditures	(38,373)	(52,811)
Free Cash Flow	$262,078	$614,114
Reconciliation of Forecasted Operating Income to Adjusted Operating Income

Three Months Ended December 31, 2022

(In millions)
Operating Income	$202 to $207
Stock-based compensation expense	49
Depreciation and amortization of intangibles	19
Adjusted Operating Income	$270 to $275

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021

	(Dollars in millions, rounding differences may occur)
Revenue, as reported	$809.5	$7.7	1%	$801.8	$2,402.7	$225.5	10%	$2,177.2
Foreign exchange effects	73.7				147.7
Revenue, excluding foreign exchange effects	$883.3	$81.4	10%	$801.8	$2,550.4	$373.2	17%	$2,177.2

Americas Direct Revenue, as reported	$413.8	$20.2	5%	$393.6	$1,222.5	$110.3	10%	$1,112.3
Foreign exchange effects	2.7				4.3
Americas Direct Revenue, excluding foreign exchange effects	$416.5	$22.9	6%	$393.6	$1,226.9	$114.6	10%	$1,112.3

Europe Direct Revenue, as reported	$214.8	$(2.9)	(1)%	$217.7	$638.6	$35.3	6%	$603.3
Foreign exchange effects	34.9				74.0
Europe Direct Revenue, excluding foreign exchange effects	$249.7	$32.0	15%	$217.7	$712.6	$109.3	18%	$603.3

APAC and Other Direct Revenue, as reported	$166.6	$(7.9)	(5)%	$174.4	$498.0	$78.4	19%	$419.7
Foreign exchange effects	35.1				67.6
APAC and Other Direct Revenue, excluding foreign exchange effects	$201.7	$27.3	16%	$174.4	$565.6	$145.9	35%	$419.7

Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Revenue Per Payer)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021

RPP, as reported	$16.02	$(0.04)	—%	$16.06	$15.96	$0.38	2%	$15.58
Foreign exchange effects	1.46				0.99
RPP, excluding foreign exchange effects	$17.48	$1.42	9%	$16.06	$16.95	$1.37	9%	$15.58

Americas RPP, as reported	$16.75	$0.96	6%	$15.79	$16.55	$0.98	6%	$15.57
Foreign exchange effects	0.11				0.06
Americas RPP, excluding foreign exchange effects	$16.86	$1.07	7%	$15.79	$16.61	$1.04	7%	$15.57

Europe RPP, as reported	$15.40	$(0.01)	—%	$15.41	$15.27	$0.15	1%	$15.12
Foreign exchange effects	2.51				1.76
Europe RPP, excluding foreign exchange effects	$17.91	$2.50	16%	$15.41	$17.03	$1.91	13%	$15.12

APAC and Other RPP, as reported	$15.14	$(2.57)	(14)%	$17.71	$15.49	$(0.80)	(5)%	$16.29
Foreign exchange effects	3.20				2.11
APAC and Other RPP, excluding foreign exchange effects	$18.34	$0.63	4%	$17.71	$17.60	$1.31	8%	$16.29

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Tinder)

	Tinder Direct Revenue

	(Dollars in millions, rounding differences may occur)
	Three Months Ended September 30,
	2022	$ Change	% Change	2021
Revenue, as reported	$460.2	$26.2	6%	$434.0
Foreign exchange effects	41.4
Revenue, excluding foreign exchange effects	$501.5	$67.5	16%	$434.0

	Tinder Direct Revenue Americas and Europe				Tinder Direct Revenue APAC and Others

	(Dollars in millions, rounding differences may occur)
	Three Months Ended September 30,				Three Months Ended September 30,
	2022	$ Change	% Change	2021	2022	$ Change	% Change	2021
Revenue, as reported	$377.0	$20.0	6%	$357.0	$83.2	$6.2	8%	$76.9
Foreign exchange effects	26.9				14.4
Revenue, excluding foreign exchange effects	$403.9	$46.9	13%	$357.0	$97.6	$20.7	27%	$76.9
Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects (Tinder Revenue Per Payer)

	Three Months Ended September 30,
	2022	$ Change	% Change	2021

RPP, as reported	$13.82	$(0.07)	(1)%	$13.89
Foreign exchange effects	1.24
RPP, excluding foreign exchange effects	$15.06	$1.17	8%	$13.89

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	10/28/2022
Share Price		$43.68
Absolute Shares		279.3

Equity Awards
Options	$18.82	1.9
RSUs and subsidiary denominated equity awards		6.1
Total Dilution - Equity Awards		8.0
Outstanding Warrants
Warrants expiring on January 1, 2023 (1.9 million outstanding)	$68.22	—
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	—
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	—
Total Dilution - Outstanding Warrants		—

Total Dilution		8.0
% Dilution		2.8%
Total Diluted Shares Outstanding		287.3
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at September 30, 2022.
Exchangeable Senior Notes — As of October 28, 2022, the Company has two series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Non-GAAP Financial Measures
Match Group reports Adjusted Operating Income, Adjusted Operating Income Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted Operating Income, Adjusted Operating Income Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted Operating Income is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted Operating Income measure because they are non-cash in nature. Adjusted Operating Income has certain limitations because it excludes certain expenses.
Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by revenues. We believe Adjusted Operating Income Margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted Operating Income margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted Operating Income.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S. dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.
Additional Definitions
Americas includes North America, Central America, South America, and the Caribbean islands.
Europe includes continental Europe, the British Isles, Iceland, Greenland, and Russia, but excludes Turkey (which is included in APAC and Other).
APAC and Other includes Asia, Australia, the Pacific islands, the Middle East, and Africa.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Payers are unique users at a brand level in a given month from whom we earned Direct Revenue. When presented as a quarter-to-date or year-to-date value, Payers represents the average of the monthly values for the respective period presented. At a consolidated level, duplicate Payers may exist when we earn revenue from the same individual at multiple brands in a given month, as we are unable to identify unique individuals across brands in the Match Group portfolio.
Revenue Per Payer (“RPP”) is the average monthly revenue earned from a Payer and is Direct Revenue for a period divided by the Payers in the period, further divided by the number of months in the period.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted Operating Income for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents and short-term investments divided by Adjusted Operating Income for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on November 2, 2022, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing services, our ability to attract users to our services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the expected benefits of the separation, any litigation arising out of or relating to the transaction, the tax treatment of the transaction, and the impact of the separation on the businesses of Match Group, and uncertainties related to the acquisition of Hyperconnect, including, among other things, the expected benefits of the transaction, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Hinge®, Meetic®, OkCupid®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Tanny Shelburne Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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